Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our report dated December 27, 2018, with respect to the financial statements and financial highlights of CION Ares Diversified Credit Fund for the fiscal year ended October 31, 2018, which are incorporated by reference in this Post-Effective Amendment No. 14 to the Registration Statement (Form N-2 File No. 333-212323) of CION Ares Diversified Credit Fund.

/s/ Ernst & Young LLP

Los Angeles, California

February 22, 2019